Exhibit 10.46

May 17, 2005

HAND DELIVERED

Eric Wong
638 Island Place
Redwood City, CA 94065

Re: Separation Agreement and General Release

Dear Eric:

               This letter, upon your signature, will constitute the agreement (hereafter “Agreement”) between you and RedEnvelope, Inc. (“Company”) on the terms of your separation from employment with the Company.

               1. Your employment with the Company ended effective at the close of business on Monday, May 2, 2005 (“Separation Date”). Accordingly, as of that date, you will no longer represent to anyone that you are still an employee of the Company and will not say or do anything purporting to bind the Company.

               2. On the Separation Date you received your final paycheck, including all salary and other compensation due through May 2, 2005 and a check for your accrued but unused PTO and Float Time.

               3. You represent that you returned to the Company all Company property that was in your possession as of the Separation Date, including, without limitation, personal computer(s), keys, documents (other than copies of documents related to your employment, benefits, stock options, and specific documents retained with the express permission of Company counsel), files, records, data, confidential or proprietary information.

               4. In consideration for your promises and covenants in this Agreement, the Company will pay you a severance amount of $100,000.00 (“Severance Amount”) as outlined in your Employment Terms document. This severance amount will be paid in biweekly installments, less applicable payroll deductions and all required withholdings, in accordance with the Company’s regular payroll schedule, during the six calendar months following the termination of your employment. As additional consideration for such promises and covenants, the Company will reimburse you for up to six months of premiums to continue your and your eligible dependents’ healthcare insurance coverage under COBRA (as defined below), should you elect to continue such coverage. Any tax obligations which may arise out of these payments are your sole responsibility, and you agree to indemnify and defend the Company from and against any and all taxes, interest, penalties, claims or other liabilities of any kind arising from or related to your failure to pay tax obligations owed by you as a result of these payments. You acknowledge and agree that you are not otherwise entitled to the Severance Amount or any COBRA premium reimbursements being paid to you under this Agreement.

               5. As of the Separation Date you were no longer be eligible to participate in any of the Company’s benefits or compensation plans, except as provided by law, under the

Eric Wong
May 17, 2005

terms of the applicable plans, or as provided in this paragraph. Your existing coverage under the Company’s group health insurance plan (and, if applicable, the existing group health coverage of your eligible dependents) will terminate on May 31, 2005. Attached is information regarding your rights to elect continuation of this health insurance coverage, at your own expense, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided you make a timely election to do so. Nothing in this Agreement will impair any rights you may have to elect continued health insurance coverage under COBRA.

               6. All vesting of any existing grants to you of Company stock options ceased as of the Separation Date. Any rights you may have to exercise any Company stock options that had vested as of the Separation Date, and the time periods and procedures for such exercise, are governed by the terms of: (1) any existing Notice of Stock Option Grants and Stock Option Agreements, signed by both you and the Company (collectively “Stock Agreements”); and (2) the Company’s 1999 Stock Plan (“Stock Plan”). Nothing in this Separation Agreement will affect any existing, vested rights you may have under the Stock Agreements or Stock Plan. All vested shares not exercised by the end of the period specified in your Stock Agreements will be forfeited. All unvested shares will expire as of your Separation Date.

               7. Except as otherwise provided in this Agreement, on behalf of yourself and your representatives, agents, heirs and assigns, you waive, release, discharge and promise never to assert any and all claims, liabilities or obligations of every kind and nature (hereinafter, “Claims”), whether known or unknown, suspected or unsuspected, claimed or unclaimed, that you ever had, now have or might have as of the date you sign this Agreement against the Company and/or any of its past or present officers, directors, employees, shareholders, parents, subsidiaries, affiliates, representatives, attorneys, fiduciaries, predecessors, successors, agents or assigns (collectively “Released Parties”). The released Claims include, without limitation, any claims arising from or related in any way to your hiring, employment, compensation or separation from employment with the Company, any Company benefits or benefit plans, and/or the execution of this Agreement. The released Claims also specifically include, without limitation, any Claims arising under any federal, state and local statutory or common law, such as Title VII of the Civil Rights Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the California Labor Code (including section 132a claims), the California Government Code (all as amended), the law of contract and tort, and any Claim for recovery of costs and/or attorney’s fees. The released Claims will not include any Claims for:

               (a) state unemployment insurance,

               (b) disability benefits,

               (c) workers’ compensation benefits,

               (d) benefit entitlements vested as of the Separation Date under any benefit plans maintained by the Company for its officers or employees, and

               (e) indemnity for your actions as an officer and employee of the Company, to the full extent permitted by the Company’s by-laws, by the Indemnity Agreement entered into between you and the Company, and by the provisions of California law. In connection with such

Eric Wong
May 17, 2005

indemnification, you agree to execute the undertaking attached to this letter (the “Undertaking”) at the time you execute this Agreement.

               8. You also waive, release, discharge and promise never to assert any and all claims against any of the Released Parties, even if you do not now know or believe that you have any such claims. You therefore expressly waive the protection of California Civil Code section 1542, which provides that:

A general release does not extend the to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.

               In short, you agree that you will not initiate any lawsuits, administrative proceedings or legal actions of any kind against the Company or any of the other Released Parties, except to enforce any provision of this Agreement, and will not accept the benefits of any lawsuits or claims of any kind brought on your behalf against the Company or any of the other Released Parties, except to enforce any provision of this Agreement.

               9. Unless required by court order or lawfully issued subpoena, you will keep the terms of this Agreement strictly confidential and will not disclose to anyone, without the prior written permission of the Chief Executive Officer of the Company, any information regarding the terms of this Agreement, the benefits provided to you under it, or the fact that a payment was made to you; provided, however, that you may disclose this information to your spouse or domestic partner, and to your attorneys, accountants or other professional advisors as necessary for them to render professional services to you. Before making any disclosure to any person(s) permitted under this paragraph you will advise such person(s) of this confidentiality provision and require them to comply with it to the same extent as you must.

               10. All applicable terms of the Confidential Information and Assignment Agreement that you signed with the Company on November 11, 2002 (“Confidentiality Agreement”) will remain in full force and effect. A copy of the Confidentiality Agreement is attached hereto as Exhibit A and incorporated herein by reference.

               11 You agree to make yourself available to the Company from time to time during the six months following your Separation Date, at reasonable times and upon reasonable notice, to assist in the transition of the Company’s finance, accounting and regulatory matters, including giving truthful testimony in any legal or regulatory proceeding. If the Company requires your assistance on transition matters or in connection with any legal or regulatory proceeding which pertains to the Company more than six months after the Separation Date, you shall be compensated for your service at the rate of $200 per hour, provided however that the Company shall not compensate you for any time you spend in personal defense of your actions or in testifying on your own behalf. The Company shall reimburse you for all expenses reasonably incurred in making yourself available pursuant to the terms of this Paragraph 11.

               12. Except as specified below, to the fullest extent allowed by law, any and all disputes, claims or controversies of any kind arising out of or related in any way to the interpretation or enforcement of this Agreement, or any other matter (including any statutory or common law claims against the Company or any of the other Released Parties) shall be fully and

Eric Wong
May 17, 2005

finally resolved through binding arbitration, before a neutral arbitrator, in San Francisco, California, in accordance with the then existing national rules of the American Arbitration Association for the resolution of employment disputes, as modified in any respect necessary to comply with the requirements of California law for enforcement of arbitration agreements regarding such disputes. You and the Company therefore specifically waive any right to a jury trial on any such disputes, claims or controversies. The Company shall pay for the costs of the arbitration, including all arbitrator fees. Except as may be inconsistent with applicable law, the prevailing party in any arbitration shall be entitled to an award of its costs (excluding AAA administrative and arbitrator fees) and reasonable attorneys fees, in addition to any other relief to which it is entitled. This arbitration provision shall not apply to any claims for injunctive or other similar equitable relief.

               13. This Agreement will in all respects be interpreted, enforced and governed under the laws of the State of California, without regard to the conflicts of laws rules thereof. In interpreting the language of this Separation Agreement, both parties shall be treated as having drafted the Agreement after meaningful negotiations. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law. This Agreement will inure to the benefit of and be binding upon the heirs, representatives, successors and assigns of each of the parties

               14. This Agreement (including any exhibits), the Indemnification Agreement you executed with the Company which shall remain in effect following the Separation Date in accordance with its terms and the Undertaking (as well as any similar undertaking required by the Company in the future) constitute the entire agreement between the parties as to matters discussed herein and supersedes any prior or contemporaneous negotiations, representations, promises, agreements, and/or understandings of the parties with respect to such matters, whether written or oral, except as specifically set forth in this Agreement. The parties acknowledge that they have not relied on any promise, representation or warranty, expressed or implied, not contained in this Agreement. This Agreement may only be modified, or any specific requirements waived, in a writing signed by you and the Chief Executive Officer of the Company.

To accept the Agreement, please date and sign this letter and return it to me.

The Company wishes you success in your future endeavors.

RedEnvelope

/s/ Alison L. May

Alison May President & CEO

Eric Wong
May 17, 2005

AGREED:

By signing this letter, I acknowledge that I have read and had the opportunity to carefully review and consider this Separation Agreement (with an attorney of my choice if so desired); that I fully understand all of the terms in the Separation Agreement (and in the attached exhibit); that I am competent to enter into this Agreement; and that I voluntarily agree to each of the terms set forth above.

Date: 5/28/05	/s/ Eric Wong

Eric Wong

UNDERTAKING

     I agree that if it is ultimately determined that I am not entitled to indemnification pursuant to Section 145 of the Delaware Corporations Code and/or the Indemnification Agreement between RedEnvelope, Inc. (“RedEnvelope”) and me, I will reimburse RedEnvelope for all expenses advanced in connection with any investigations or other matters or proceedings related to RedEnvelope’s March 29, 2005 announcement regarding its revised financial forecast, or related to financial, accounting or disclosure issues at RedEnvelope, and any related action, suit or proceeding that is threatened, pending or may be filed.

               Date: May 24, 2005.

/s/	Eric Wong Eric Wong